Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of February 28, 2006

Among

E&M ADVERTISING INC.,
E&M ADVERTISING WEST/CAMELOT MEDIA, INC., and
NEXTREFLEX, INC., as Sellers

and

IMPART MEDIA ADVERTISING, INC., as Buyer

TABLE OF CONTENTS

Page

Schedule 3.8	Assumed Contracts	iv
ARTICLE I		1
1.1	Defined Terms	1
ARTICLE II		6
SALE AND PURCHASE OF ASSETS		6
2.1	Agreement to Sell and Buy	6
2.2	Excluded Assets	7
2.3	Liabilities	7
2.4	Purchase Price	9
2.5	Adjustments and Prorations	9
2.6	Reserved	10
2.7	Reserved	10
2.8	Noncompetition	10
2.9	Allocation	11
ARTICLE III		12
REPRESENTATIONS AND WARRANTIES OF SELLERS		12
3.2	Authorization and Binding Obligation	12
3.3	Absence of Conflicting Agreements.	12
3.5	Real Property	12
3.6	Title to and Condition of Personal Property	13
3.7	No Subsidiaries	13
3.8	Contracts	13
3.9	Consents	13
3.10	Intellectual Property	14
3.11	Financial Statements	14
3.12	Insurance	14
3.13	Reports	15
3.14	Employee Benefit Plans	15
3.15	Labor Relations	15
3.16	ERISA	15
3.17	Taxes	16
3.18	Claims; Legal Actions	16
3.19	Compliance with Laws	17
3.20	Undisclosed Liabilities	17
3.21	Books and Records	17
3.22	Assets	17
3.23	Environment, Health and Safety	17
3.24	No Material Adverse Change	18
3.25	Absence of Certain Developments	18
3.26	Brokerage	19
3.27	Affiliated Transactions	19
3.33	Full Disclosure	20
ARTICLE IV		20
REPRESENTATIONS AND WARRANTIES OF BUYER		20
4.2	Authorization and Binding Obligation	21
4.3	Absence of Conflicting Agreements or Consents	21
4.4	Brokerage	21
4.5	Affiliation with Accountants	21
4.6	Valid Issuance of Acquired Shares	21
4.7	Full Disclosure	21

ARTICLE V		22
COVENANTS OF SELLERS		22
5.1	Pre Closing Covenants	22
5.2	Post Closing Covenants	24
5.3	Medico Covenant	24
ARTICLE VI		24
COVENANTS OF BUYER		24
6.1	Inconsistent Action	24
6.2	Post Closing Covenants	24
6.3	IMG Covenant	24
ARTICLE VII		25
SPECIAL COVENANTS AND AGREEMENTS		25
7.1	Accounts Receivable/Accounts Payable	25
7.2	Taxes, Fees and Expenses	25
7.2	Bulk Sales Law	25
7.4	Confidentiality	25
7.5	Cooperation	26
7.6	Risk of Loss	26
7.7	Employees	26
ARTICLE VIII		27
CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS		27
8.1	Conditions to Obligations of Buyer	27
8.2	Conditions to Obligations of Seller	28
ARTICLE IX		28
CLOSING AND CLOSING DELIVERIES		28
9.2	Deliveries by Sellers	28
9.3	Deliveries by Buyer	29
ARTICLE X		30
RIGHTS OF BUYER AND SELLERS		30
10.1	Termination	30
10.2	Effect of Termination	31
10.3	Specific Performance	31
ARTICLE XI		31
SURVIVAL OF REPRESENTATIONS AND		31
11.1	Representations and Warranties	31
11.2	Indemnification by Sellers	31
11.3	Indemnification by Buyer	32
11.4	Procedure for Indemnification	32
11.5	Right of Offset	33
ARTICLE XII		34
MISCELLANEOUS		34
12.1	Notices	34
12.2	Benefit and Binding Effect	35
12.3	Headings	35
12.4	Gender and Number	35
12.5	Counterparts	35
12.6	Entire Agreement	35
12.7	Amendment	36
12.8	Severability	36
12.9	Governing Law; Consent to Jurisdiction and Venue	36
12.10	Cumulative Remedies	36
SCHEDULE 2.8		39
Joanne Brooks		39

EXHIBITS

Exhibit A	- Form of Bill of Sale
Exhibit B	- Form of Assignment and Assumption Agreement
Exhibit C-1	- Form of Copyright Assignment
Exhibit C-2	- Form of Trademark Assignment
Exhibit D	- Form of Seller’s Certificate
Exhibit E	- Form of Buyer’s Certificate
Exhibit F	- Form of Employment Agreement

SCHEDULES

Schedule 1.1(a)	Advertising Contracts
Schedule 2.1(g)	Software
Schedule 2.1(j)	Acquired Accounts Receivable
Schedule 2.2(a)	Excluded Accounts Receivable
Schedule 2.8	Certain Non-Affiliates
Schedule 3.4	Licenses
Schedule 3.5	Real Property
Schedule 3.6(a)	Personal Property
Schedule 3.8	Assumed Contracts
Schedule 3.9	Consents
Schedule 3.10	Intellectual Property
Schedule 3.11	Financial Statements
Schedule 3.12	Insurance Policies
Schedule 3.14(a)	Employees
Schedule 3.14(b)	Employment Agreements, Employee Benefit Plans, Etc.
Schedule 3.15	Labor Relations
Schedule 3.16	ERISA
Schedule 3.23	Environment, Health and Safety
Schedule 3.25	Absence of Certain Developments
Schedule 3.27	Affiliated Transactions
Schedule 7.1(a)	Accounts Receivable
Schedule 7.1(b)	Accounts Payable
Schedule 7.7	Business Employees

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of February 28, 2006, is by and among E&M ADVERTISING INC., a New York corporation (“E&M”), E&M ADVERTISING WEST/CAMELOT MEDIA, INC., a New York corporation (“Camelot”), and NEXTREFLEX, INC., a New York corporation (“Nextreflex”) and, collectively with E&M, Camelot and Nextreflex, the “Sellers”) and each individually a “Seller”, IMPART MEDIA ADVERTISING, INC., a Nevada corporation (the “Buyer”), and, solely with respect to Section 2.4, Articles IV and IX, Impart Media Group, Inc., a Nevada corporation and the parent entity of Buyer (“IMG”).

P R E M I S E S:

    A.   Sellers are in the business of providing direct marketing and other advertising services, including without limitation, strategic planning, media services, database marketing, telemarketing and online marketing, to businesses engaged in a variety of industries (the “Business”).

B.   Sellers desire to sell and Buyer desires to buy substantially all of the assets used or useful in the operation of the Business upon the terms and conditions hereinafter set forth.

A G R E E M E N T S:

In consideration of the above premises and the covenants and agreements contained herein, Buyer and Sellers agree as follows:

ARTICLE I

DEFINED TERMS

1.1   Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounts Payable” shall have the meaning set forth in Section 7.1(b) hereof.

"Accounts Receivable" means any and all amounts and other obligations owed to any Seller by reason of a sale of a good or provision of a service in the ordinary course of such Seller’s conduct of the Business prior to the Closing Date.

"Acquired Accounts Receivable" means all Accounts Receivable, other than the Excluded Accounts Receivable, including, but not limited to those Accounts Receivable set forth on Schedule 2.1(j) hereto.

“Advertising Contracts” shall mean all Contracts, including trade advertising contracts, whether written or oral, for advertising services to be provided by any Seller in effect as of the date hereof and all other such Contracts entered into after such date and in effect on the Closing Date to which any Seller is a party or which have been assumed by or assigned to any Seller, including the Contracts listed on Schedule 1.1(a) hereto.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person or any of the foregoing Persons, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

"Assets" means all the tangible and intangible assets owned, leased or licensed on or before the Closing by any Seller which are used or useful in or relate to the Business, including, but not limited to, those items described in Section 2.l.

"Assumed Contracts" means (i) all Contracts described and set forth on Schedule 3.8 hereto, including, but not limited to, the Advertising Contracts, except those expressly designated in writing by Buyer as not being assumed by Buyer, and (ii) all Contracts related directly and solely to the Business, entered into by any Seller on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 5.1(a)(2).

“Assumed Liabilities” shall mean the liabilities and obligations of the Sellers under (i) the Assumed Contracts to be performed after the Closing Date and (ii) the Assumed Accounts Payable.

“Business Employees” shall have the meaning set forth in Section 3.13(a) hereof.

"Chose in Action" means a right to receive or recover property, debt or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include, but not be limited to, rights to judgments, settlements and proceeds from judgments or settlements.

"Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX hereof.

"Closing Date" means the date of the Closing specified in Article IX hereof.

"Code" means the Internal Revenue Code of 1986, as amended to the date hereof.

“Computer Documentation” means the technical documentation pertaining to the any software included in the Assets including, without limitation, any end-user manuals, product specifications, algorithms, diagrams, bug lists, and electronic machine readable versions of such manuals, product answer books and other related documentation and additionally any marketing or sales materials.

"Consents" means the consents of third parties necessary to transfer the Assets and Assumed Contracts to Buyer or otherwise to consummate the transactions contemplated hereby, all of which Consents are set forth on Schedule 3.9 hereto.

"Contracts" means each agreement, written or oral (including any amendments and other modifications thereto), to which Seller is a party and which relate directly and solely to the Assets or the Business or operations of the Business.

“Deferred Cash Amount” shall have the meaning set forth in Section 2.4(b) hereof.

"Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of Seller or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by any Seller or any predecessor in interest.

"Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

"Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed of by any Seller at any Real Property, any Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by any Seller or a predecessor in interest if such property was used in connection with the Business, or (ii) any facility which received Hazardous Materials generated by any Seller or a predecessor in interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Accounts Receivable" means those Accounts Receivable for which an invoice has been issued by any Seller prior to January 30, 2006 to the extent such excluded accounts receivable are set forth on Schedule 2.2(a) hereto.

“Excluded Assets” shall have the meaning set forth in Section 2.2 hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b) hereof.

"Financial Statements" means the financial statements of Seller relating to the Business attached as Schedule 3.11 hereto.

"Hazardous Materials" shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

"Intellectual Property" means all statutory, common law and registered copyrights, trademarks, service marks and tradenames (including registrations and applications for registration of any of the foregoing), and all trade secrets, designs, logos, and other intangible rights and interests owned by Seller and used in connection with the Business, including, without limitation, all intellectual property listed on Schedule 3.10 hereto.

“Investment” means as applied to any Person (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

"Licenses" means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to any Seller and used in the operation of the Business, including those listed on Schedule 3.4 hereto with any additions thereto between the date hereof and the Closing Date.

“Liens” means any claims, mortgages, pledges, liens, security or other third party interests, conditional sales agreements, options, encumbrances or charges of any kind affecting real or personal property.

“Medico” shall have the meaning set forth in Section 2.8(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Personal Property" means all of the machinery, equip-ment, computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible or intangible personal property which are owned or leased by Seller directly and solely in the operation of the Business, all of which is listed on Schedule 3.6 hereto, together with any additions or deletions thereto expressly permitted by Buyer or this Agreement between the date hereof and the Closing Date.

“Plans” shall have the meaning set forth in Section 3.13(b) hereof.

“Prepaid Accounts” means any amounts prepaid to Seller for the provision of advertising services to be performed on of after the Closing Date.

"Purchase Price" means the consideration payable to Seller for the Assets as pro-vided in Section 2.4 hereof.

"Real Property" means any Seller’s leasehold inter-ests, easements, licenses, rights to access, and rights-of-way which are used in the operation of the Business and which such Seller shall assign or transfer to Buyer at Closing, all of which are identified in Schedule 3.5 hereto.

"Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

"Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

"Taxes" mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

"Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1   Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date all of the Assets used by such Seller in connection with the operation of the Business, free and clear of any liabilities, mortgages, liens, pledges, conditions or encumbrances of any nature whatsoever, including but not limited to:

(a)	All Personal Property;

(b)	All Assumed Contracts;

(c)	All Real Property;

(d)	All of Seller’s right, title and interest in and to all Licenses;

(e)	All Intellectual Property;

(f)
All files, books and other records relating solely to the Business, including, without limitation, executed copies of the Assumed Contracts or, if no executed agreement exists, summaries of the Assumed Contracts, price lists, marketing information, sales records, customer lists and files;

(g)
Software related to the computer programs used in the operation of the Business owned by Seller (and the Computer Documentation pertaining thereto) and transferable under applicable license agreements, including without limitation, those listed on Schedule 2.1(g) hereto;

(h)	All of Seller’s goodwill in and going concern value of the Business;

(i)	All Prepaid Accounts;

(j)	All Acquired Accounts Receivable;

(k)	All credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used, or held for use by any Seller; and

(l)	All cash on hand and in banks and other cash items and equivalents of Seller, in each case, only to the extent such amounts were collected in respect of Acquired Accounts Receivable.

2.2   Excluded Assets. The following assets of the each Seller shall not be acquired by the Buyer and shall be deemed excluded assets (the “Excluded Assets”):

(a)   The Excluded Accounts Receivable;

(b)   Seller’s corporate minute books and other books and records relating to internal corporate matters, including canceled checks, bank statements, income tax returns and worksheets relating thereto, and any other books and records related to the Business;

(c)   Any claims, rights and interest in and to any refunds of Taxes which relate solely to the period prior to the Closing Date;

(d)   All of Seller’s Plans listed on Schedule 3.14(b) hereto and all assets or funds held in trust, or otherwise, associated with or used in connection with Seller’s Plans.;

(e)   Any Contracts which Buyer designates as not being an Assumed Contract;

(f)   All Choses in Action of Seller which existed on or prior to the Closing Date and which relate entirely to the period before the Closing Date, including without limitation, any rights to recover any amounts arising out of that certain lawsuit titled E& M Advertising, Inc. v. Vertical Lend, Inc., et al., in the New York Supreme Court, New York County, NY, Index # 603424/2005; and

(g)   All cash on hand and in banks and other cash items and equivalents of Seller, in each case, except such amounts were collected in respect of Acquired Accounts Receivable.

2.3   Liabilities

    (a)   Assumed Liabilities. At Closing, Buyer shall assume the Assumed Liabilities.

(b)   Excluded Liabilities. Except for the Assumed Liabilities, neither Buyer nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, claim, obligation, or other liability of any Seller, or any of their respective Affiliates (the “Excluded Liabilities”), regardless or whether such debt, claim, obligation, or other liability is matured or unmatured, contingent or fixed, known or unknown. Excluded Liabilities shall include, without limitation, (i) any long-term debt or notes payable of any Seller and any debt, claim, obligation or liability of any Seller to any of its Affiliates; (ii) any liability for Taxes of any Seller or the Business or related to the Assets for any period prior to the Closing Date, any Tax liability of any Seller for any period after the Closing Date (in each case, subject to the proration provisions set forth in Section 2.5 below) and any Tax liability arising from the sale of the Business and Assets to Buyer contemplated herein or any liquidation and dissolution of any Seller; (iii) any obligation, commitment or liability of or claim against any Seller which constitutes or arises from a breach by such Seller of any representation, warranty or covenant herein; (iv) any obligation, commitment, liability of any Seller (other than Assumed Liabilities) or claim which may arise from such Seller’s operation of the Business and Assets prior to Closing; (v) any obligation, commitment or liability of or claim which may arise from events or conditions relating to or affecting the Assets or the Business prior to the Closing Date (other than Assumed Liabilities) or resulting from any Seller’s consummation of the transactions contemplated by this Agreement (other than Assumed Liabilities); (vi) any obligation, commitment or liability of or claim against any Seller which may arise from the rendering of investment banking, brokerage fees, professional, legal, accounting, appraisal, engineering or other similar services to such Seller in connection with the transactions herein; (vii) any obligation, commitment or liability of any Seller under any of such Seller’s Plans; (viii) any and all claims of employees of any Seller, (ix) obligations or liabilities under any Contract not included in the Assumed Contracts, (x) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing, (xi) any obligations or liabilities arising under the Assumed Contracts or otherwise relating to the time period prior to the Closing Date or arising out of events occurring prior to the Closing Date (including liabilities for breach by any Seller prior to Closing), (xii) all Accounts Payable, other than the Assumed Accounts Payable, (a) any and all expenses and liabilities relating to any litigation and similar claims against any Seller arising out of events occurring prior to the Closing Date, including without limitation that certain lawsuit against Vertical Lend, Inc. (as more fully described above); (xiii) any obligations or liabilities of any Seller arising from its arrangements, understandings or agreements with Information Technology Services, Inc. d/b/a Infotech and (xiv) any forfeiture, claim or pending litigation or proceeding relating to the Business, prior to the Closing Date, shall remain and be the obligation and liability the Sellers. The Sellers agree, jointly and severally, that they shall pay promptly when due any and all Excluded Liabilities not discharged by them at or prior to Closing. Buyer is not the successor employer of any Seller’s employees for any purpose and is not required to employ any of such employees.

2.4   Purchase Price. Subject to adjustment as provided in Section 2.5 hereof, the Purchase Price for the Assets is shall be payable as follows:

(a)   Two Hundred Thousand Dollars ($200,000.00) shall be paid to the Sellers (or their designees) at Closing by wire transfer to an account or accounts designated by the Sellers of which Buyer shall be notified in writing at least three (3) business days prior to the Closing Date;

(b)   Four Hundred Thousand Dollars ($400,000.00) shall be paid to the Sellers or their designees on the earlier of (x) March 15, 2006 or (y) three (3) business days following Buyer’s receipt of clear funds totaling at least $600,000 in respect of Acquired Accounts Receivable by wire transfer to the account designated by Seller in subparagraph (a) above;

(c)   Two Hundred Thousand Dollars ($200,000.00) shall be paid to the Sellers or their designees on the first anniversary of the Closing Date by wire transfer to an account or accounts designated by the Sellers of which Buyer shall be notified in writing at least ten (10) business days prior to the first anniversary of the Closing Date (the “Deferred Cash Amount”); and

(d)   Not later than three (3) business days after the Closing Date, Buyer shall cause IMG to, and IMG shall, issue to the Sellers’ designees 1,608,392 duly authorized, validly issued, fully paid and nonassessable, restricted shares (the “Acquired Shares”) of IMG’s common stock, $.001 par value per share (the “IMG Common Stock”).

2.5   Adjustments and Prorations.

(a)   All revenues arising from the operation of the Business earned or accrued up until midnight on the day prior to the Closing Date, and all expenses, costs and liabilities, arising therefrom incurred, accrued or payable up until such time including, without limitation, business, license, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, wages, salaries, vacation and sick pay shall be prorated between Buyer and Seller in accordance with the principle that (i) Sellers shall receive all revenues, refunds and deposits of any Seller held by third parties (except to the extent such items are included in the Assets), and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the Business for the period prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the Business for the period commencing on and continuing after the Closing Date.

(b)   Adjustments or prorations pursuant to this Section 2.5 will, insofar as feasible, be determined and paid on the Closing Date based upon Sellers’ calculation delivered to Buyer five (5) days prior to the Closing Date and approved by Buyer, with final settlement and payment by the appropriate party occurring no later than thirty (30) days after the Closing Date. The determination of the amount of adjustment under Section 2.5 shall be made in accordance with generally accepted accounting principles, consistently applied. Within thirty (30) days after the Closing Date, Buyer shall submit its determination of any adjustments to Sellers for approval. If Sellers disagree with the determination made by Buyer of the adjustment, Seller shall give prompt written notice thereof, but in no event later than ten (10) days after receipt of such determination, specifying in reasonable detail the nature and extent of such disagreement, and Buyer and Sellers shall have a period of ten (10) days in which to resolve such disagreement. If the parties are unable to resolve such disagreement within such 10-day period, the matter shall be submitted to the New York City office of Deloitte & Touche, an independent certified public accounting firm, which accounting firm shall be directed to submit a final resolution within thirty (30) days. Such accounting firm's determination shall be binding on Buyer and Sellers. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of any firm selected to resolve any disagreement between the parties. Within ten (10) business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.5. This obligations of the parties under this Section 2.5 shall survive the Closing.

2.6	Reserved.

2.7	Reserved.

2.8	Noncompetition.

(a)   Sellers’ Non-Compete.

(i)   As additional consideration for Buyer’s agreement to purchase the Assets and pay the Purchase Price, each Seller, its respective Affiliates and Michael Medico (“Medico”)(each of such parties are hereinafter referred to collectively as the “Restricted Parties”) agrees to the noncompetition provision set forth in subparagraph (ii) below (the “Seller Restrictive Covenant”). Each of the Restricted Parties represent and admits that the Seller Restrictive Covenant is being entered into in connection with Sellers’ sale of the Assets and in the absence of these covenants each of the Restricted Parties understands that the sale would not be consummated by Buyer. For the purposes hereof, the term Affiliates shall not include natural Persons who would not otherwise be deemed an Affiliate but for his or her employment relationship with such Seller.

(ii)   For a period of five (5) years following the Closing Date (the “Noncompete Period”), the Restricted Parties shall not:

(x)   Own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with as a director, officer, employee or administrative employee, partner, lender, consultant or otherwise with any business or division or line of business or organization in the United States which engages in a business substantially similar to or directly or indirectly competitive with the Business of the Buyer or any of its subsidiaries and affiliates. Nothing herein shall prohibit the Sellers and all other Restricted Parties collectively from being passive owners of an aggregate of not more than five (5%) percent of the outstanding stock of any class of securities of a corporation which is publicly traded and substantially similar to or competitive with the Business of the Buyer or any of its subsidiaries and affiliates, so long as, if the Restricted Party is a natural person, he has no active participation (including, without limitation, as a consultant or advisor) in the business of such corporation or other entity;

(y)   Induce or attempt to persuade any current or then current customer or vendor of the Buyer, or any of its subsidiaries or affiliates to terminate such relationship with the Buyer, or any of its subsidiaries or affiliates; and

(z)   Induce or attempt to persuade any employee or consultant of the Buyer to terminate or to refuse to enter into any employment, agency or other business relationship with the Buyer, or any of its subsidiaries or affiliates.

(c)   If, at the time of enforcement of the Seller Restrictive Covenant, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(d)   Each of the Restricted Parties hereby agrees that damages at law, including, but not limited to, monetary damages, will be an insufficient remedy to other party hereto in the event that the Seller Restrictive Covenants described above are violated and that, in addition to any remedies or rights that may be available to the parties, all of which other remedies or rights shall be deemed to be cumulative, retained by each party and not waived by the enforcement of any remedy available hereunder, including, but not limited to, the right to sue for monetary damages, such party shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including, but not limited to, a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the Seller Restrictive Covenant described herein, all of which shall constitute rights and remedies to which Buyer or Seller may be entitled.

(e)   For the purposes of this Section 2.8, the term “Affiliate” shall not include the Persons listed on Schedule 2.8.

2.9   Allocation. The Purchase Price shall be allocated to the Assets in a manner which complies with Section 1060 of the Code with respect to the allocation of the Purchase Price (as well as any Assumed Liabilities) among the Assets. The allocation shall be consistently reported by Buyer and Sellers on Form 8594 in compliance with Section 1060 based upon an asset valuation mutually agreed to by Buyer and Sellers. If Buyer and Sellers cannot agree as to the asset valuation, such asset valuation shall be supplied by an appraiser selected by Buyer. The cost of the appraisal shall be shared equally by Buyer, on the one hand, and Seller on the other hand. The appraisal shall be provided to Sellers no later than ninety (90) days after the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally represents and warrants to Buyer as to itself and each other Seller as follows:

3.1   Organization, Standing and Authority. Each Seller is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation. Each Seller has all necessary power and authority to own, lease and operate the Assets and to carry on the Business as now being conducted and as proposed to be conducted by it between the date hereof and the Closing Date.

3.2   Authorization and Binding Obligation. Each Seller has the requisite power and authority to execute, deliver, and perform this Agreement and all other agreements to be executed and delivered by it hereunder or in connection herewith, and all necessary actions on the part of each Seller have been duly and validly taken to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments to be executed and delivered by each Seller in connection herewith. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms.

3.3   Absence of Conflicting Agreements. Neither the execution, delivery and performance of this Agreement and such other agreements and instruments (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby, (i) conflicts with any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or the By-laws, as applicable, of any Seller; (ii) conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental authority or subdivision; (iii) results in a breach of, conflicts with, constitutes a default under or permits any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, license, indenture, instrument of indebtedness or other obligations to which any Seller is a party or by which any Seller may be bound; or (iv) creates any liability, mortgage, lien, pledge, condition or encumbrance of any nature whatsoever upon any of the Assets.

3.4   Licenses and Permits. Schedule 3.4 hereto contains a true and complete list of all of the Licenses used in the Business. The Licenses comprise all of the licenses, permits and other authorizations necessary to conduct the Business in the manner and to the full extent now being conducted by any Seller, and none of the Licenses is subject to any restriction or condition which would limit the full operation of the Business as presently operated. Sellers have provided Buyer with copies of all such Licenses.  The Licenses are in full force and effect, and the conduct of the Business is in accordance therewith.

3.5   Real Property. Schedule 3.5 hereto contains descriptions of the Real Property (including name of lessor, expiration date and monthly rent). Each of the leases in connection with the Real Property is in full force and effect. Except as set forth on Schedule 3.5, there are no parties in possession of all or any portion of the Real Property (other than public rights of way) other than the Seller identified on Schedule 3.5, whether as lessees, tenants at will, trespassers or otherwise. No zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants of record affecting the Real Property. All necessary licenses, permits and authorizations required by any governmental authority with respect to the Real Property have been obtained, have been validly issued and are in full force and effect. Except as otherwise disclosed on Schedule 3.5, no Seller is, and to each Seller’s knowledge, no other party is in material default under any lease or other instrument of conveyance. Each Seller, as applicable, has the full legal power and authority to assign its rights under the leases listed in Schedule 3.5 hereto to Buyer. All leasehold interests (including the improvements thereon) are available for immediate use in the conduct and operation of the Business.

3.6   Title to and Condition of Personal Property. Schedule 3.6 hereto contains a description of the items of Personal Property which comprise all Personal Property used in connection with the Business or which permits the operation of the Business as now being conducted (having a replacement value of not less than $100 for each item). The Sellers have good title to all Personal Property and none of the Personal Property is subject to any Lien, except for Liens which shall be discharged or removed by the Sellers prior to or at Closing. No Seller is, and to each Seller’s knowledge no other party is, in default under any of the leases, licenses and other agreements relating to the Personal Property. Except as otherwise disclosed in Schedule 3.6 hereto, the Personal Property is in good operating condition and repair (ordinary wear and tear excepted), permits the operation of the Business as currently conducted without any immediate need for replacement and is available for immediate use in the Business.

3.7   No Subsidiaries. No Seller owns any capital stock or has any interest of any kind whatsoever in any other Person.

3.8   Contracts. Schedule 3.8 hereto contains descriptions of all the Contracts in effect on the date hereof relating to the Business (including, but not limited to, all Advertising Contracts). On or prior to the date hereof, Sellers have provided Buyer with true and complete copies of the Contracts set forth on Schedule 3.8. All of the Contracts listed on Schedule 3.8 are in full force and effect, and are valid, binding and enforceable in accordance with their terms. Except as otherwise disclosed on Schedule 3.8, there is no default or breach by any Seller or any Affiliate of any Seller , or to each Seller’s knowledge, any other party to any Contract set forth on Schedule 3.8 and there are no negotiations pending or in progress to revise, modify, terminate or extend any such Contracts.

3.9   Consents. Schedule 3.9 sets forth (i) those Assumed Contracts which require consent for assignment to Buyer and (ii) all other consents, governmental or otherwise, required to consummate the transactions contemplated hereby. Except for the Consents described in Schedule 3.9 hereto, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any contract to which any Seller is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, (c) permit any Seller to assign or transfer the Assets to Buyer or (d) enable Buyer to conduct the Business in the same manner as such Business is presently conducted.

3.10   Intellectual Property. Schedule 3.10 hereto is a true and complete list of all Intellectual Property used in connection with the Business. Schedule 3.10 describes all Intellectual Property, if any, which are licensed to third parties. No Seller nor any of its Affiliates or officers, directors or employees has received any notices of infringement, misappropriation, or conflict from any third party with respect to the Intellectual Property; and to each Seller’s knowledge, no Seller has infringed, misappropriated or otherwise con-flicted with any proprietary rights of any third parties. Except as set forth on Schedule 3.10, none of the Intellectual Property is the subject of any Lien or other agreement granting rights therein to any third party. The employees, consultants and contractors who have been and are engaged to develop the Intellectual Property have been required to sign assignable and legally binding confidentiality and, as applicable, assignment-of-invention and/or work-for-hire agreements.

3.11   Financial Statements. Schedule 3.11 hereto contains true and complete copies of (i) the unaudited, reviewed financial statements of Sellers pertaining to the Business, which financial statements contain balance sheets and profit and loss statements as at and for fiscal years ended December 31, 2002 (the "2002 Financials"), December 31, 2003 (the "2003 Financials") and December 31, 2004 (the “2004 Financials”) and (ii) an unaudited balance sheet and profit and loss statement of Sellers as at and for the nine-month period ended September 30, 2005 (the "Stub Financials") (the 2002 Financials, the 2003 Financials and the 2004 Financials are collectively referred to herein as the “Year-End Financials”, and the Stub Financials and Year-End Financials are collectively referred to herein as the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Financial Statements are true and correct in all material respects and present fairly the operating income and financial condition of Sellers and the Business as at their respective dates. Except as otherwise indicated in the Financial State-ments, the accounting practices used by Sellers in pre-paring their respective internal financial statements for the Year-End Financials and the Stub Financials were the same in each of such finan-cial statements and were consistently followed throughout the periods reflected therein.

3.12   Insurance. Schedule 3.12 hereto comprises a true and complete list of all insurance policies of Sellers covering any of the Assets, employees and operations of the Business. All policies of insurance listed in Schedule 3.12 hereto are in full force and effect and all premiums have been paid in full and no Seller is in default with respect to their obligations thereunder. On or prior to the date hereof, Sellers have provided Buyer with true and complete copies of the policies of insurance set forth on Schedule 3.12.

3.13   Reports. All returns, reports and statements which the Business is required to file with any governmental authority have been filed, and all reporting requirements of governmental authorities having jurisdiction thereof have been complied with.

3.14   Employee Benefit Plans. (a) Schedule 3.14(a) contains a complete list of all each Seller’s employees relating to the Business (collectively, the “Business Employees”), date of hire, accrued vacation and sick days, job description and pay-roll information, as at January 31, 2006.

  (b)   Schedule 3.14(b) contains a true and complete list as of the date of this Agreement of all employment agreements, employee benefit plans or arrangements currently applicable to the Business Employees and of all fixed or contingent liabilities or obligations of each Seller with respect to any Business Employee, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitaliza-tion or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies (“Plans”). Sellers have furnished Buyer with a summary of all employment practices, a summary of all currently applicable plan documents, trust documents, insurance contracts, contracts with employees and plan description of the written plans and arrangements listed in Schedule 3.14 (b) hereto relating to the Business, and with descriptions, in writing, of the unwritten plans and arrangements listed in Schedule 3.14(b) hereto relating to the Business. All employee benefits and welfare plans or arrangements listed in Schedule 3.14(b) hereto were established and have been executed, managed and administered without material exception in accordance with all applicable requirements of the Code and ERISA, as amended, and of other applicable laws.  There exists no action, suit or claim (other than routine claims for benefits) with respect to any of such plans or arrangements pending or threatened against any of such plans or arrangements, nor any facts which could give rise to any such action, suit or claim.

3.15   Labor Relations. As of the date hereof, no Seller is a party to nor subject to any collective bargaining agreements with respect to the Business and no Seller has any written or oral contracts of employment with any Business Employees other than those listed in Schedule 3.15 hereto. As of the date hereof, each Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of the Business Employees, including those related to wages, hours, collective bargaining; occupational safety; sex, age, national origin, race and religious discrimination; and the payment of social security and other payroll related taxes, and as of the date hereof Seller has not received any notice alleging that it has failed to comply with any such laws, rules or regulations. No labor union or other collective bargaining unit represents or claims to represent any Business Employees as of the date hereof.

3.16   ERISA.

  (a)   Except as specified on Schedule 3.16(a), any plan any Seller ever sponsored or maintained, or in which Seller ever participated or contributed, on behalf of any Business Employee, former employees, retirees or sales personnel which was subsequently terminated was terminated in compliance with the requirements of the Code and ERISA and no Seller has incurred any liability with respect to such plan or the termination or such plan that is due and owing and has not yet been satisfied under the terms of the plan, the Code, ERISA or any other law or regulation pursuant to which Buyer may incur liability or have liability attributed to them under any federal, state or local law as a result of the consummation of the transactions contemplated by this Agreement. Except as specified on Schedule 3.16(a), no Seller maintains or contributes to, nor has such Seller ever maintained or contributed to: (i) an "employee welfare benefit plan", as that term is defined in Section 3(1) of ERISA or (ii) any “employee pension benefit plan” covered by Section 3(2) of ERISA.

  (b)   There are no agreements or arrangements between any Seller and any individual consultant, former consultant, employee or former employee, director or former director obligating such Seller to make any payment to or accelerate the timing of or vesting in any payment or stock based compensation for any such individual as a result of the transactions contemplated by this Agreement.

3.17   Taxes. Each Seller has filed or caused to be filed all federal, state, county, local or city tax returns affecting the Business or the Assets which are required to be filed by such Seller, and all tax assessments and other governmental charges which are due and payable have been timely paid. There are no tax liens upon the Business or the Assets. All tax reports filed by each Seller fairly reflect the taxes of such Seller for the periods covered thereby and Seller has received no notice of any tax deficiency or delinquency. No Internal Revenue Service audit of any Seller is pending or to the knowledge of each Seller, threatened and the results of any completed audits are properly reflected in the Financial Statements. All monies required to be withheld by any Seller from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by such Seller to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been approved, reserved against and entered upon the books and Financial Statements. On or prior to the date hereof, Sellers have provided Buyer with true and complete copies of all tax returns affecting the Business or the Assets filed by any Seller relating to the three years ended December 31, 2004.

3.18   Claims; Legal Actions. There are no actions, suits, proceedings, orders, investigations or claims pending or threatened against any Seller by any third party, or pending or threatened by any Seller against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) relating to the Assets or the Business. No Seller is subject to any arbitration proceedings or any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and, to each Seller’s knowledge, there is no basis for any of the foregoing. No Seller is subject to any judgment, order or decree of any court or other governmental agency relating to the Assets or the Business, and Seller has received no written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the Business.

3.19   Compliance with Laws. Each Seller has complied in all respects with (i) the Licenses, and (ii) all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees and (iii) all bonding requirements of each municipality relating to the Business. Neither the ownership or use of the Assets by any Seller relating to the Business nor the conduct of the Business conflicts with the rights of any other Person.

3.20   Undisclosed Liabilities. With respect to the Business or the Assets, except as disclosed in this Agreement, (a) no Seller has any liability, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due) of a nature required by generally accepted accounting principles to be reflected in a balance sheet or disclosed in the notes thereto except (i) as such liabilities and obligations are reflected in Seller’s balance sheet as at December 31, 2004, or (ii) for liabilities and obligations incurred after December 31, 2004, in the ordinary course of business consistent with past practices (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), none of which individually or in the aggregate are materially adverse to the Assets or operations of the Business and (b) no Seller has any contingent liabilities or other liabilities outside the ordinary course of business not reflected in the Financial Statements.

3.21   Books and Records. The books of account of the Business and other records of each Seller relating to the Business are complete and correct in all material respects. At the Closing, all such books and records shall be located at the business office of such Seller, except for those that constitute, or solely relate to, the Excluded Assets.

3.22   Assets. The Assets include all assets used in connection with the Business as currently conducted and all assets which permit the operation of the Business as currently conducted.

3.23   Environment, Health and Safety. Except as set forth on Schedule 3.23:

  (a)   The operations of the Business are in full compliance with Environmental Laws. The Business has obtained and is in compliance with all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, Assets and Business;

  (b)   There has been no Release at any property included within the Real Property (and, to each Seller’s knowledge, no Release with respect to public rights of way) and, to the knowledge of each Seller, there has been no Release at any property formerly owned, leased or operated by any Seller or at any disposal or treatment facility which received Hazardous Materials generated by any Seller or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

  (c)   No Environmental Claims have been asserted against any Seller, nor does any Seller have knowledge or notice of any threatened or pending Environmental Claim against any Seller which is reasonably likely to result in Environmental Liabilities. No Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by any Seller which is reasonably likely to result in Environmental Liabilities;

   (d)   Sellers further represents that it has delivered to Buyer, if any, true and complete copies of all environmental reports, studies, investigations or correspondence regarding (i) any environmental conditions of which any Seller has knowledge at any of the Real Property locations or (ii) any Environmental Liabilities of any Seller.

3.24   No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the Business, the Assets, condition (financial or otherwise), prospects, or results of operations of any Seller.

3.25   Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.25 hereto, since December 31, 2004, no Seller has:

  (a)    borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

  (b)   discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

  (c)   declared or made any payment or distribution of cash or other property to their respective members;

  (d)   mortgaged or pledged any of the Assets or subjected them to any lien, except Liens for current property taxes not yet due and payable;

  (e)   sold, assigned or transferred any of the Assets, except in the ordinary course of business, or canceled any debts or claims;

  (f)    sold, assigned, transferred, or permitted to lapse, any rights for the use of any Intellectual Property right, or disclosed, any proprietary confidential information to any Person;

  (g)   made any change in any method of accounting or accounting practice;

  (h)   suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business, or consistent with past practice;

  (i)    made capital expenditures or commitments therefor that aggregate in excess of $10,000.00;

  (j)    made any loans or advances to, guarantees for the benefit of or any Investments in, any Person in excess of $10,000.00 in the aggregate;

  (k)   made any charitable contributions or pledges in excess of $1,000;

  (l)    suffered any damage, destruction or casualty loss exceeding in the aggregates $5,000.00, not fully covered by insurance;

 (m)   made any Investment in or taken steps to incorporate any subsidiary;

             (n)   acquired any operating business or any assets outside of the ordinary course of business or entered any commitment to do so;

  (o)   except for this Agreement or any other agreement contemplated hereby, entered into any other material transaction other than in the ordinary course of business; or

  (p)   granted to any officer or employee of the Business any increase in compensation or benefits, other than increases of compensation or benefits to employees in the ordinary course of business and consistent with past practice.

3.26   Brokerage. Except for Sellers’ obligations to Capital Metrics, LLC (“Capital Metrics”) pursuant to that certain agreement dated September 15, 2005, as amended by an agreement dated January 13, 2006 (a copy of which has been previously provided to Buyer), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Seller. Sellers shall, jointly and severally, pay, and hold Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim by Capital Metrics.

3.27   Affiliated Transactions. Except as set forth on Schedule 3.27 hereto, no officer, director, employee, stockholder, or Affiliate of any Seller or any individual related by blood, marriage, or adoption to any such individual or any entity in which such person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, or transaction with any Seller or has any interest in any property used by any Seller or the Assets.

3.28   Affiliation with Accountants. Neither Sellers nor any their respective Affiliates (i) currently uses the services of Deloitte & Touche or has used such services within the past two years, or (ii) is currently affiliated in any way with Deloitte & Touche

3.29   No Third Party Options. There are no existing agreements with, options or rights of, or commitments to any Person other than to Buyer to acquire any of the Assets or any interest therein.

3.30   Accounts Receivable. The amount of all Acquired Accounts Receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of any Seller as being due to such Seller and reflected on the Financials or otherwise on the books and records of such Seller will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Financials). There has been no material change since December 31, 2004 in the amount of Acquired Accounts Receivable or other debts due to any Seller or the reserves with respect thereto.

3.31   Customers. Schedule 3.31 hereto includes a list of all of Seller Material Customers (as defined below) and the aggregate dollar amount of revenue received by any Seller from each such Seller Material Customer. To each Seller’s knowledge (without making any special inquiry), no Seller Material Customer (as defined below) has advised any Seller orally or in writing that it is (x) terminating or considering terminating the handling of its business by any Seller as a whole or in any substantial part or (y) planning to reduce its future spending with any Seller in any material manner. For purposes of this Agreement, a “Seller Material Customer” means, with respect to each Seller, any customer that accounted for more than five percent (5%) of such Seller’s revenues during fiscal 2005.

3.32   Acquired Shares. Sellers are acquiring the Acquired Shares for its own account, and not with a view toward resale or distribution thereof and no Seller has the present intention of selling or otherwise distributing the Acquired Shares, except in compliance with applicable securities laws. Sellers have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in IMG Common Stock. Seller acknowledges that the certificate(s) representing the Acquired Shares shall each prominently set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.33   Full Disclosure. No representation or warranty made by Seller herein nor any certificate, document or other written instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact nor shall any such certificate, document or written instrument omit any material fact necessary in order to make any statement herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and IMG, jointly and severally represent and warrant to Sellers as follows:

4.1   Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2   Authorization and Binding Obligation. Buyer has the requisite power and authority to execute, deliver, and perform this Agreement and all other agreements to be executed and delivered by it hereunder or in connection herewith and all necessary action on the part of Buyer has been duly and validly taken to authorize the execution, delivery and perfor-mance of this Agreement and such other agreements and instru-ments to be executed and delivered by Buyer. This Agreement has been duly executed by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3   Absence of Conflicting Agreements or Consents. Subject to Sellers obtaining the Consents, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Buyer is a party is required for the execution, delivery and performance of this Agreement or any of the agreements or instruments contem-plated hereby. Subject to Sellers obtaining the Consents, neither the execution, delivery and performance of this Agreement and such other agreements and instruments (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby (i) con-flicts with the Articles of Incorporation or By-laws of Buyer; (ii) conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality or (iii) conflicts with, results in a breach of, constitutes a default under, permits any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, instrument of indebtedness, license or other obliga-tions to which Buyer is a party, or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

4.4   Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer. Buyer shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys fees and out-of-pocket expenses) arising in connection with any such claim.

4.5   Affiliation with Accountants. Neither Buyer nor any Affiliate of Buyer (i) currently uses the services of Deloitte & Touche or has used such services within the past two years, or (ii) is currently affiliated in any way with Deloitte & Touche.

4.6   Valid Issuance of Acquired Shares. The Acquired Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Acquired Shares shall be validly issued and outstanding, fully paid and nonassessable and free and clear of all liens, encumbrances of any kind.

4.7   Full Disclosure. No representation and warranty made by Buyer herein nor any certificate, document or other written instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact nor shall such representations and warranties omit any statement necessary in order to make any material statement contained herein or therein not misleading.

ARTICLE V

COVENANTS OF SELLERS

5.1   Pre-Closing Covenants. Except as contemplated or required by this Agreement, commencing on the date hereof until the Closing Date, Sellers shall cause the Business to be operated in the ordinary course of business in accordance with past practices; provided, however:

(a)   Negative Covenants. Sellers shall not do any of the following without the prior written consent of the Buyer:

(1)   Compensation. Except in accordance with normal past practices or reasonable bonuses relating to the Closing hereunder, (A) increase the compensation of any Business Employee, (B) pay or grant bonuses or other benefits payable or to be payable to any Business Employee, or (C) enter into any employment, severance or similar agreement with any Business Employee which does not by its terms terminate, or cannot be terminated or satisfied by Seller without premium or penalty, prior to or at the Closing;

(2)   Contracts. Except as expressly provided in Section 5.1(b) hereof, (a) modify, amend or terminate any of the Assumed Contracts or (b) enter into new Contracts other than in the ordinary course of business consistent with past practices. Schedule 3.8 will be amended and supplemented to include any Contracts permitted to be entered into, amended or approved pursuant to this Section 5.1(a)(2);

(3)   Disposition of Assets. Sell, assign, lease, or otherwise transfer or dispose of, or agree to sell, assign, lease or otherwise transfer or dispose of, any of the Assets, other than obsolete Assets, or in connection with the acquisition of replacement property of equivalent kind and value;

(4)   Encumbrances. Create or assume any mort-gage, lien, pledge, condition, charge or encumbrance of any nature whatsoever, or permit to exist any liability, mortgage, lien, pledge, condition, charge or encumbrance of any nature whatso-ever, upon the Assets, except for those in existence on the date of this Agreement and disclosed on Schedule 3.6 hereto;

(5)   Labor Relations. Enter into any collective bargaining agreement or, through nego-tiations or otherwise, make any commitment or incur any liabil-ity to any labor organization with respect to the employees of the Business; or

(6)   No Inconsistent Action. Take any action which is inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transaction con-templated by this Agreement.

(b)   Affirmative Covenants. Each Seller shall do the following:

(1)   Access to Information. Upon prior notice to any Seller allow Buyer and its authorized representatives reasonable access at Buyer's expense during normal business hours to the Assets, the personnel of the Business and to all other properties, equipment, books, records, contracts and documents relating to the Business for the purpose of audit and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs of the Business as Buyer may reasonably request and make its independent accountants and key employees reasonably available, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere unreasonably with the operation of the Business.

(2)   Maintenance of Assets. Maintain all of the Assets or replacements thereof and improvements thereon in good working order and repair, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices and at normal and adequate amounts needed to operate the Business in the usual and customary manner;

(3)   Insurance. Maintain all existing insurance policies, or comparable coverage, for the Business and the Assets;

(4)   Preservation of Business. Use its best ef-forts to maintain and preserve the Business and maintain and preserve consistent with the ordi-nary course of business, the goodwill of and present relation-ships with suppliers, advertisers, customers and others having business relations with such Seller;

(5)   Books and Records. Maintain the books and records of such Seller relating to the Business in accordance with past practices;

(6)   Notification. Promptly notify Buyer in writing of the following:

(i)    any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)   any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

(iii)   any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened, relating to or involving or otherwise affecting such Seller that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules hereto or that relate to the consummation of the transactions contemplated by this Agreement;

(iv)   the occurrence, or failure to occur, of any condition, event or development that (A) causes any representation or warranty of such Seller contained in this Agreement to be untrue or inaccurate, at any time from the date hereof to the Closing Date or (B) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

(v)   any failure on the part of Seller to comply with or perform in any respect any agreement or covenant to be complied with or performed by it hereunder; provided that the delivery of any notice pursuant to this Section 5.1(b)(6) shall not limit or otherwise affect the remedies available hereunder to Buyer; and

(7)   Compliance with Laws. Use their best ef-forts to comply in all respects with all rules, regulations, and other laws to which the Business or the Assets are subject.

5.2   Post-Closing Covenants. After the Closing, each Seller shall (A) take such actions, and shall execute and deliver to Buyer such further deeds, bills of sale or other transfer documents as, in the reasonable opinion of counsel for Buyer, may be neces-sary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement and (B) use its best efforts to promptly forward to Buyer all sales leads and inquiries and contacts in connection with the Business for a period of one year after the Closing Date.

5.3   Medico Covenant. Medico shall use his best efforts to cause each Seller to comply, in all material respects, with its respective obligations, covenants and conditions set forth in this Agreement.

ARTICLE VI

COVENANTS OF BUYER

6.1   Inconsistent Action. Prior to Closing, Buyer will not take any action that is inconsistent with its obligations under this Agreement.

6.2   Post-Closing Covenants. After the Closing, Buyer shall take such actions, and shall execute and deliver to Seller such documents as, in the reasonable opinion of counsel for Sellers and Buyer, may be neces-sary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

6.3   IMG Covenant. IMG shall use its best efforts to cause Buyer to comply, in all material respects, with Buyer’s obligations, covenants and conditions set forth in this Agreement.

ARTICLE VII

SPECIAL COVENANTS AND AGREEMENTS

7.1   Accounts Receivable/Accounts Payable.

                                (a)   Accounts Receivable. It is the intention of the parties that all rights to and the benefit of the Acquired Accounts Receivable shall be included in the Assets transferred by Sellers to Buyer. Accordingly, all Acquired Accounts Receivable outstanding on the Closing Date shall be collected by Buyer. At Closing, Sellers shall deliver to Buyer a complete statement of each Account Receivable as of the Closing Date which shall be attached hereto at Closing as Schedule 7.1(a). Each Seller agrees to cooperate with Buyer to effect the purpose and intent of this Section 7.1(a), including, but not limited to, immediately turning over to Buyer any and all such Acquired Accounts Receivable which are received or collected by any Seller after the Closing.

                                (b)   Accounts Payable. At Closing, Sellers shall deliver to Buyer a complete statement of each accounts payable accrued or incurred by any Seller under any Advertising Contract (or otherwise accrued or incurred for the provision of advertising services by Seller) on or prior to the Closing Date regardless of when such payables become due and owing (the “Accounts Payable”) which shall be attached hereto at Closing as Schedule 7.1(b). Schedule 7.1(b) shall further set forth each Account Payable accrued or incurred on or after January 30, 2006 (the “Assumed Accounts Payable”). Each Seller agrees to pay and discharge in the ordinary course all such Accounts Payable (other than the Assumed Accounts Payable) and provide evidence of such payment to Buyer. No adjustment to the Purchase Price shall be made in respect of such payments by any Seller.

7.2   Taxes, Fees and Expenses. All sales, use, transfer, and purchase taxes and fees, if any, arising out of the transfer of the Assets pursuant to this Agree-ment shall be paid by Sellers, jointly and severally. Except as otherwise pro-vided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, ex-ecution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other represent-atives.

7.3   Bulk Sales Law. Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of New York, if applicable, and each Seller, jointly and severally, warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such noncompliance to the extent that such liabilities arise before the Closing, and agrees to protect, defend, same harmless and indemnify Buyer from and against any and all such claims and demands pursuant to the procedures set forth in Article XI hereof which shall apply thereto in all respects.

7.4   Confidentiality. Except as necessary for the consum-mation of the transaction contemplated hereby, each party hereto shall keep confidential any information which is obtained from the other party in connection with the transactions contemplated hereby; and except to the extent that such materials or infor-mation are or become readily available to the industry, have been obtained from independent sources, were known to Buyer on a non-confidential basis prior to disclosure to Buyer from Sellers or are required to be disclosed in public filings or by law. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written mate-rial obtained by it in connection with the transaction contem-plated hereby. Commencing on the date hereof, Sellers, Buyer and their respective Affiliates shall not make any public announce-ment or press release concerning the transactions contemplated hereby without the consent of both parties hereto, which consent shall not be unreasonably withheld. Section 7.4 shall survive the termination or cancellation of this Agreement for a period of one (1) year from the date of termination or cancellation.

7.5   Cooperation. Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including but not limited to the obtaining of Consents. After the Closing, Sellers and Buyer shall take such actions, and shall execute and deliver to the other party such further documents as, in the reasonable opinion of counsel for such other parties, may be necessary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer or to otherwise consummate the transactions pursuant to this Agreement.

7.6   Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the Closing. In the event of any such loss, damage or impairment, confiscation or condemnation, whether or not covered by insurance, Buyer shall have the right to terminate this Agreement upon notice to Sellers prior to Closing and, thereupon, the parties shall have no further obligations hereunder, except for the obligations that expressly survive termination of this Agreement.

7.7   Employees. Buyer shall not be obligated to employ any of the Business Employees. Buyer shall have no liability to any current or former employees of any Seller, including without limitation any liabilities which may arise as a result of the consummation of the transactions contemplated by this Agreement or arising under any Seller’s Plans listed on Schedule 3.14 hereto or under applicable federal or state law including without limitation under the Worker Adjustment and Retraining Notification Act (“WARN”) and Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Buyer may offer employment to those persons listed by Buyer on Schedule 7.7 hereto, which schedule must be delivered to Sellers within thirty (30) days of the date of this Agreement. Each Seller hereby consents to any such offer of employment and to Buyer’s negotiations with any Business Employees prior to the Closing Date in connection therewith. On the date prior to the Closing Date, each Seller shall terminate all of their respective employees listed on Schedule 7.7. The provisions of this Section 7.7 shall survive the Closing.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

8.1   Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

(a)   Representations and Warranties. All representations and warranties of Sellers in this Agreement shall be true and complete in all respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

(b)   Covenants and Conditions. Each Seller shall have in all respects performed and complied with all covenants, agreements and conditions required by this Agreement to be per-formed or complied with by it prior to or on the Closing Date.

(c)   Consents. All Consents listed on Schedule 3.9 hereto shall have been duly obtained and delivered to Buyer.

(d)   Licenses. Sellers shall be the holder of the Licenses, and there shall not have been any modi-fication of any of such Licenses. No proceeding shall be pending or threatened, the effect of which would be to revoke, cancel, fail to renew, sus-pend or modify on a materially adverse basis any of the Licenses.

(e)   Deliveries. Each Seller shall have made or cause to be made and able to make or cause to be made all the deliveries to Buyer set forth in Section 9.2 hereof.

(f)   Adverse Change. There shall have been no material adverse change in the Business, the Assets, or the condition (financial or otherwise), prospects, or results of operations of any Seller.

(g)   Good and Marketable Title to Assets. At Closing, the title of each Seller to the Assets will be in the form described in Sections 3.5 and 3.6, free and clear of all Liens, except as otherwise provided in Section 3.6.

(h)   No Adverse Proceedings. No action or proceeding shall have been instituted by any governmental entity against, and no order, decree or judgment of any court, agency, commis-sion or governmental authority shall be subsisting against, any party that would render it unlawful, as of Closing, to effect the transactions contemplated by this Agreement in accordance with the terms hereof or would materially adversely affect, as of Closing, the validity of the Licenses or would adversely affect the Assets or operations (financial or otherwise) of the Business.

8.2   Conditions to Obligations of Seller. All obligations of Sellers at the Closing hereunder are subject to the fulfill-ment prior to and at the Closing Date of each of the following conditions:

(a)   Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

(b)   Covenants and Conditions. Buyer shall have in all respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be per-formed or complied with by it prior to or on the Closing Date.

(c)   Deliveries. Buyer shall have made or stand will-ing and able to make all the deliveries set forth in Section 9.3 hereof.

(d)   No Adverse Proceeding. No action or proceeding shall have been instituted by any governmental entity against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against, any party that would render it unlawful, as of Closing, to effect the transactions contemplated by this Agreement in accordance with the terms hereof or would adversely affect, as of Closing, the Assets or operations of the Business.

ARTICLE IX

CLOSING AND CLOSING DELIVERIES

9.1   Closing. The Closing shall take place at 10:00 A.M. (New York City time) on February 28, 2006 or such other date as may be mutually agreed upon by Buyer and Seller. The Closing shall be held at the offices of Buyer's attorney or such other place as shall be mutually agreed upon by Buyer and Seller.

9.2   Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver or cause to be delivered to Buyer the fol-low-ing, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)   Bill of Sale. A duly executed Bill of Sale, substantially in the form of Exhibit A hereto, from Sellers;

(b)   Assignment Agreement. A duly executed Assignment and Assumption Agreement with respect to the Assumed Contracts, substantially in the form of Exhibit B hereto, from Sellers;

(c)   Intellectual Property Assignments. A duly executed Copyright Assignment and Trademark Assignment with respect to the Intellectual Property, substantially in the form of Exhibits C-1 and C-2 hereto respectively;

(d)   Consents. The original of each Consent;

(e)   Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by the duly elected Secretary of each Seller certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller’s board of directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(g)   Licenses, Contracts, Business Records, Etc. To the extent they are in possession of any Seller, copies of all Licenses, Assumed Contracts, marketing plans, proposals, lists, projections, statistics, records, and all files and records used by any Seller in connection with the Business, which copies shall be avail-able at the Closing;

(h)   Seller’s Certificate. A Certificate, dated as of the Closing Date, executed by the duly elected Chief Executive Officer of each Seller, in the form attached hereto as Exhibit D;

(i)   Employment Agreement. Sellers shall cause Michael Medico to execute an Employment Agreement with Buyer, which agreement shall be substantially in the form of Exhibit F.

(j)   Good Standing. A certificate of Good Standing of each Seller issued by the Secretary of State, or similar office, of the States of New York and California, as applicable, each dated within five (5) days of the Closing Date;

(k)   UCC Termination Statements. UCC-3 Termination Statements terminating any outstanding Liens on the Assets;

(l)   Estoppel Certificate. If requested by Buyer, Seller shall use their reasonable efforts to deliver estoppel certificates for all leased property being assigned to Buyer hereunder in form and substance satisfactory to Buyer;

(m)   Other. Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as, in the opinion of Buyer’s counsel, are necessary to transfer the Assets to Buyer.

9.3   Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and sub-stance reasonably satisfactory to Seller and their counsel:

(a)   Purchase Price. The Purchase Price as provided in Section 2.4(a) and (c) hereof;

(b)   Assumption Agreements. A duly executed counterpart of an Assignment and Assumption Agreement with respect to the Assumed Contracts, substantially in the form of Exhibit B hereto, with Sellers;

(c)   Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by the duly elected Secretaries of Buyer and IMG certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s and IMG’s respective board of directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(d)   IMG Officer’s Certificate. A Certificate, dated as of the Closing Date, executed by the duly elected Chief Executive Officer of IMG, in the form of Exhibit E; and

(d)   Employment Agreement. A duly executed counterpart of the Employment Agreement, substantially in the form of Exhibit F, with Michael Medico.

(e)   Good Standing. A certificate of Good Standing of Buyer and IMG issued by the Secretary of State, or similar office, of the State of Nevada, each dated within five (5) days of the Closing Date.

ARTICLE X

TERMINATION

10.1          Termination. This Agreement may be terminated by either Sellers, on the one hand, or Buyer, on the other hand, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Sections 7.2 and 7.4 will continue in full force and ef-fect), on written notice to the other at any time prior to Clos-ing as follows:

(a)   By Buyer, in accordance with the provisions of Section 7.6;

(b)   By Buyer upon written notice to any Seller if any Seller has suffered a material adverse change in its Assets, Business, condition (financial or otherwise), prospects or results of operations since the execution date of this Agreement;

(c)   By Buyer or Sellers, as the case may be, if the other shall commit a material breach of any of the provisions applicable to it hereunder;

(d)   By mutual agreement of Buyer and Sellers, at any time, set forth in a writing executed by all parties;

(e)   By Buyer if the result of its due diligence review of Sellers, the Business or the Assets is unsatisfactory to Buyer for any reason in its sole discretion; or

(f)   By Buyer or Sellers if the Closing shall not have occurred on or before February 28, 2006.

10.2         Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Sections 7.4, 7.5, 10.2 and 12.9 shall survive such termination indefinitely, and except that nothing in Section 10.1 or this Section 10.2 shall be deemed to release the non-terminating party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

10.3         Specific Performance. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to ob-tain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waives the defense that there is an adequate remedy at law.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS AND
WARRANTIES AND INDEMNIFICATION

11.1         Representations and Warranties. Notwithstanding any examination made for or on behalf of any of the parties hereto, the knowledge of any officer, director or employee or agent of any of the parties hereto or any of their respective Affiliates, or the acceptance of any certificate or opinion, all represen-tations, warranties and covenants contained in this Agreement and the Closing Certificate shall be deemed continuing representations, warranties and covenants, and shall survive the Closing Date for a period of one (1) year, except for any breach of the representations and warranties under Sections 3.6, 3.17, 3.22, 3.23, 3.26, 4.4 hereof which shall survive until the expiration of the applicable statute of limitations (the “Survival Period”). Expiration of the Survival Period shall not affect the rights of any party under this Article IX in respect of (i) any specific claim for losses, liabilities or damages made in writing the party requesting indemnification and received by the other party prior to expiration of the Survival Period and (ii) any claims based upon fraud or intentional misrepresentation.

11.2         Indemnification by Sellers. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Sellers and Medico, jointly and severally, shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for all claims, notice of which have been received by any Seller within the Survival Period, relating to:

(a)   Any and all losses, liabilities or damages result-ing from any untrue representation, breach of warranty or nonfulfillment of any covenant by any Seller contained herein or in any cer-tificate, document or instrument delivered to Buyer hereunder;

(b)   Other than the Assumed Liabilities, any and all obligations or liabilities of any Seller relating to the Business, including without limitation, any such obli-gation or liability imposed on Buyer by process of law as a suc-cessor to the business of any Seller;

(c)   Any and all losses, liabilities or damages result-ing from each Seller’s operation or control of the Business prior to the Closing Date, including any and all liabilities arising under the Licenses, the Accounts Payable or the Assumed Contracts which relate to events occurring prior to the Closing Date; and

(d)   Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the fore-going or in enforcing this indemnity.

11.3         Indemnification by Buyer and IMG. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer and IMG shall, jointly and severally, indemnify and hold Sellers harmless against and with respect to, and shall reimburse Seller for all claims, notice of which have been received by Buyer within the Survival Period relating to:

(a)   Any and all losses, liabilities or damages result-ing from any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer or IMG contained herein or in any certificate, document or instrument delivered to any Seller hereunder;

(b)   Any and all losses, liabilities or damages resulting from Buyer's operation or control of the Business on and after the Closing Date, including any and all liabilities arising under the Assumed Contracts which relate to events occurring after the Closing Date; and

(c)   Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or in enforcing this indemnity.

11.4         Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)   The party claiming indemnification (the "Claim-ant") shall give reasonably prompt notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) days after written notice of such action, suit or proceeding is received by Claimant.

(b)   Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have twenty (20) days (or such shorter period of time as is required to respond to the subject litigation or proceeding) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 20-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim; provided, however, that if such claim has been brought by a third party, and the Claimant and Indemnifying Party mutually agree, the Indemnifying Party shall pay directly to such third party the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c)   With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim and retain separate co-counsel at its own expense; provided if requested to participate at Indemnifying Party's request or if the Claimant reasonably believes (based upon an opinion of counsel) that a conflict of interest exists between Claimant and the Indemnifying Party, then the Claimant will be reimbursed for reasonable expenses of counsel. The Indemnifying Party will select counsel reasonably satisfactory to the Claimant. The Indemnifying Party will not consent to an entry of judgment or settlement without release of liability and, with respect to nonmonetary terms, the Claimant's consent (not to be unreasonably withheld or delayed); provided that if Claimant does not consent to settlement of a claim solely with respect to the monetary terms thereof, pursuant to which Claimant has been released without liability, Seller’s liability under this Section 11 shall be limited to the amount of the settlement or entry of judgment, plus costs (including attorney fees).

(d)   If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)   If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

(f)   The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

11.5        Right of Offset. If, after compliance with the procedures set forth in this Article IX, it is determined that Buyer is entitled to indemnification from any Seller, Buyer shall have the right, exercisable in its sole discretion, to set off all or a portion of such claim against the Deferred Cash Amount payable to Sellers pursuant to Section 2.4 hereof. In instances when Buyer, as Claimant, and Sellers, as Indemnifying Party are unable to agree with respect to the payment of any claim hereunder and Buyer seeks an alternative legal remedy, Buyer shall have the right of set off only upon the final judgment of a court of competent jurisdiction.

ARTICLE XII

MISCELLANEOUS

12.1   Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof and (iv) addressed as follows:

If to any Seller:

c/o Michael Medico
462 Seventh Avenue, 8th Floor
New York, NY 10018
Facsimile No.: (212) 981-2121

With a copy to:

Henry Saurborn Jr., Esq.
Kaiser Saurborn & Mair, P.C.
20 Exchange Place, 43rd Floor
New York, NY 10005
Facsimile No.: (212) 338-9088

If to Buyer:

c/o Impart Media Group, Inc.
1300 N. Northlake Way
Seattle, Washington 98103
Attn: Joseph Martinez, Chief Financial Officer
Facsimile No.: (949) 725-1160

With a copy to:

Eric M. Hellige, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue, 11th Floor
New York, NY 10022
Facsimile No.: (212) 326-0806

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.1.

12.2    Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, upon notice to Sellers, to a majority-owned entity in which the owners of the stock of Buyer have an equity or operating interest. This Agreement shall be binding- upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3   Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

12.4   Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

12.5   Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

12.6   Entire Agreement. This Agreement, all schedules and exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules, and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein. This Agreement supersedes all prior negotiations and understandings between Buyer and Seller whatsoever, and all letters of intent and other writings relating to such negotiations and understandings.

12.7   Amendment. This Agreement cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforce-ment of any such amendment, supplement or modification is sought.

12.8   Severability. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

12.9   Governing Law; Consent to Jurisdiction and Venue. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof. Each of the parties hereto hereby (a) irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the County of New York, New York in any action or proceeding arising out of or relating to this Agreement, any other agreement or document delivered pursuant hereto or any transaction contemplated hereby and (b) irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

12.10          Cumulative Remedies. All remedies available to the parties with respect to this Agreement or available at law or in equity shall be cumulative and may be pursued concurrently or successively.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

This Asset Purchase Agreement has been executed by the following parties as of the date first above written.

IMPART MEDIA ADVERTISING, INC.

By:	/s/Joseph Martinez
Name: Joseph Martinez
Title: Chief Financial Officer

E&M ADVERTISING, INC.

By:	/s/Michael Medico
Name: Michael Medico
Title: Chief Executive Officer

E&M ADVERTISING WEST/CAMELOT MEDIA, INC.

By:	/s/Michael Medico
Name: Michael Medico
Title: Executive Vice President

NEXTREFLEX, INC.

By:	/s/Michael Medico
Name: Michael Medico
Title: Chief Executive Officer

The undersigned has executed this Agreement as of the date first above written solely with respect to Articles IV and XI hereof.

IMPART MEDIA GROUP, INC.

By:	/s/Joseph Martinez
Name: Joseph Martinez
Title: Chief Financial Officer

The undersigned have executed this Agreement as of the date first above written solely with respect to Section 2.8 and 5.3 and Article IX hereof.

/s/Michael Medico
Michael Medico